SERVICES AGREEMENT

This Services Agreement (this "Agreement") is entered into as of November 01, 2013 by and between IRTH Communications, LLC, a Nevada limited liability company ("IRTH"), and Co-Signer, Inc., a Nevada corporation, located at 6250 Mountain Vista Street, Suite CI, Henderson, NV 89014 ("Company"), based on the following facts:

RECITALS

A.                 IRTH is an independent Investor Relations and Capital Consulting firm that provides investor relations, financial communications and strategic consulting to private and publicly held companies. '

B.                 Company wishes IRTH to perform, and IRTH wishes to perform, certain IR/PR, Internet development, communications and consulting services for Company, as more particularly described below and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree to the following terms and conditions, which set forth the rights, duties, and obligations of the parties:

1. PERFORMANCE OF SERVICES

1.1.             Performance of Services. Unless this Agreement is earlier terminated as set forth in Section 7 below, for a twelve (12) month period following the date of this Agreement, IRTH agrees to perform the following (the "Services") attached as Appendix A.

1.2.             Review of Communications. IRTH shall provide Company with an advance copy of each communication intended to be disseminated to the public for review of facts prior to publication of such communications.

1.3.             Additional Services. If Company requires additional Services from IRTH, the parties agree to negotiate in good faith the terms and conditions of such additional Services, including and without limitation, if applicable, any deliverables, specifications, payment and delivery schedules relating thereto.

1.4.             Cooperation by Company. Company shall provide IRTH such support, cooperation, information and materials as are reasonably necessary for IRTH to perform the Services. Notwithstanding anything in this Agreement to the contrary, IRTH shall have no liability resulting from or relating to any delay or failure by Company in providing to IRTH such support, cooperation, information and/or materials. Company warrants that all information and materials it provides to IRTH will be true and accurate in all material respects.

Company and IRTH acknowledge that IRTH is not a licensed broker/dealer, investment bank or investment advisor. IRTH cannot and will not act in the capacity of an 'advisor' as it relates to any financial transaction, funding, merger or negotiation involving financing, purchase or sale of securities or any other activity regulated under the laws, rules and statutes governing such activities in the United States and any/all of its territories. IRTH activities and responsibilities under this agreement are limited to those referred to in Recitals A and B, and Appendix A.

2. COMPENSATION

Value of Services, As consideration for the services to be provided by IRTH to the Company pursuant to the provisions of this Agreement, the Company shall pay a monthly non-refundable retainer of US $7,500 (Seven Thousand Five Hundred Dollars). The initial retainer amount is to be paid upon execution of the Agreement, followed by (11) consecutive monthly payments in the amount of $7,500 (Seven Thousand Five Hundred Dollars) to be paid on the corresponding day of this Agreement, every thirty (30) days. Wiring instructions are outlined in Appendix B and attached hereto.

The Company shall also issue or cause to be issued to IRTH and/or its assignee(s), as a single one-time payment, $100,000 (One Hundred Thousand Dollars) worth of shares of the Company's common stock or 2,222,222 shares; calculated by the average closing price of the Company's common stock on its principal exchange for the 10 (ten) trading days immediately prior to the execution of this Agreement; which shares shall be "Restricted Securities" pursuant to the provisions of Rule 144. All stock is non- cancellable and to be deemed earned and issued as of the date of this Agreement. The Company shall deliver shares no later than fifteen (15) days from execution of this agreement. IRTH acknowledges that the receipt of the shares involves a high degree of risk and further acknowledges that is can bear the economic risk of receiving the shares, which may include the total loss of its compensation. IRTH is not an underwriter of, or dealer in, the common shares of the Company, nor is IRTH participating, pursuant to a contractual agreement or otherwise, in the distribution of the shares. Delivery instructions are included in Appendix B and attached hereto.

IRTH and Company understand that the issuance of the shares is being made pursuant to an exemption from registration under State law and with the Securities and Exchange Commission afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation D adopted by the Commission relating to transactions by an issuer not involving any public offering. Consequently, the Shares are "Restricted Securities" as that term is defined under the federal securities laws and the materials submitted to IRTH have not been subject to the review and comment by the Staff of the Commission, FINRA, or any state securities regulators. IRTH acknowledges that the securities may not be sold or otherwise transferred unless they are registered under the Act and any applicable state securities law or an exemption from such registration is available.

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As additional compensation, in the event the Company, during or within two (2) years after the term of this Agreement (as may be extended, and notwithstanding earlier termination), receives investment monies (debt, equity or a combination thereof) from investor(s) introduced to the Company by IRTH as described herein, Company agrees to pay IRTH a finder's fee equal to three percent (3%) of all gross monies invested by investor(s) and received by Company. Such 3% fee shall be paid within ten (10) business days of Company's receipt of investment monies. IRTH will inform Company of the identity of any proposed Investor by either letter, facsimile or email, IRTH will also inform Company as to the IRTH relationship with such potential Investors such that Company can assess the quality of the relationship and likelihood of success. After such assessment, Company must communicate in writing the approval of such potential investors prior to IRTH making introductions. It is understood that IRTH is acting as a finder only and is not a licensed securities broker or dealer. As such, IRTH will not enter into any commitments on Company's behalf, will not recommend the purchase of any securities, will not negotiate the terms of any such investment or financing by investor(s), will not hold any funds or securities in connection with said transaction and will not otherwise perform any act which would require IRTH to become licensed as a securities broker or dealer. Additionally, both IRTH and Company agree that nothing contained in this Agreement shall be construed to imply that IRTH, or any employee, agent or other authorized representative of IRTH, is a partner, joint venture, agent, officer or employee of Company.

Upon execution of this Agreement, Company shall pay IRTH a deposit of $7,500. IRTH will return any unearned portion of the deposit to you promptly upon the termination of this Agreement under Section 7 assuming all outstanding invoices and expenses have been paid.

2.1.              Service Required. Company may access the services listed in Appendix A at will. IRTH reserves the right to require scheduling and may require payment up front for certain services which require substantial capital outlay.

2.2.               Expenses. Company shall reimburse any reasonable out-of-pocket costs and expenses (including travel, meals and lodging expenses) that Company has approved in advance and that IRTH incurs in the performance of its duties under this Agreement. IRTH shall provide Company with an itemized list of all such expenses and supporting receipts, which shall be sufficiently detailed for verification and management control purposes. Such expenses shall be paid to IRTH within ten (10) days of the Company's receipt of such an itemized list.

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3. OWNERSHIP

Company shall own all right, title and interest (including, without limitation, all intellectual property rights) in and to any work product or deliverables provided to Company as part of the Services, Except as otherwise provided in Section 7.2, IRTH hereby grants to Company a non-exclusive license to copy and distribute any or all of the communications and collateral regarding Company.

4. REPRESENTATIONS AND WARRANTIES

3.1.             Limited Warranty. IRTH represents and warrants to Company that (a) IRTH has full power to enter into this Agreement and to perform its obligations hereunder, and (b) IRTH has not made and will not make any commitments or agreements inconsistent with this Agreement.

3.2.              EXCLUSIVE WARRANTY. THE EXPRESS WARRANTIES SET FORTH IN SECTION 4.1 CONSTITUTE THE ONLY WARRANTIES MADE BY IRTH WITH RESPECTTO THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES). IRTH MAKES NO OTHER REPRESENTATION OR WARRANTY OR CONDITION OF ANY KIND WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW) WITH RESPECT TO THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES). IRTH EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IRTH DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS REGARDING THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES) IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS OR OTHERWISE, OR THAT THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES) WILL BE ERROR-FREE (EXCEPT FOR ANY ERROR THAT RESULTS FROM IRTH'S BAD FAITH, WILLFUL NEGLIGENCE OR UNTRUE STATEMENT NOT MADE IN RELIANCE UPON AND IN CONFORMITY WITH INFORMATION PROVIDED TO IRTH BY COMPANY), AND IRTH HEREBY DISCLAIMS ANY AND ALL LIABILITY ON ACCOUNT THEREOF. THERE IS ALSO NO IMPLIED WARRANTY OF NON-INFRINGEMENT; THE SOLE REMEDY FOR INFRINGEMENT IS PROVIDED IN SECTION 5. This Section 4.2 shall be enforceable to the maximum extent allowed by applicable law.

5. INDEMNIFICATION

5.1. Indemnification by IRTH. IRTH shall indemnify, hold harmless and defend Company (and its and their directors, officers, employees, and agents) against any and all damages, costs, expenses, settlements and other liabilities (including reasonable attorneys’ fees and costs) arising out of or relating to any claim, suit, action or proceeding to the extent based on any claim that the Services in the form provided to Company by IRTH, infringe, misappropriate or violate any U.S. copyright or U.S. trade secret, or that result from IRTH's bad faith, willful negligence or contain any untrue statement that is not based upon and in conformity with information provided by Company. This Section 5.1 states the entire liability of IRTH and the exclusive remedy of Company with respect to infringement of any intellectual property rights or IRTH's bad faith, willful negligence or untrue statements, whether under theory of warranty, indemnity or otherwise.

5.2. Exclusions. IRTH shall have no liability for, and Company (and its and their directors, officers, employees, and agents) shall indemnify and hold IRTH harmless from and against, any claim arising out or relating to: (a) use, operation or combination of any deliverables with any other documentation not provided or authorized by IRTH, if liability would have been avoided but for such use or combination; (b) Company's or Company's agents' activities after IRTH has notified Company that IRTH believes such activities may, if Company engages in such activities, result in any claim, suit, action or proceeding for which IRTH would be liable under Section 5.1, (c) any modifications or marking of any deliverables not specifically made or authorized in writing by IRTH; (d) third party product, software or data; (e) any negligent or willful acts or omissions of Company; or (f) any use of the Services (including, without limitation, any deliverables) outside the geographical boundaries of the United States or Canada.Indemnification by Company. Company shall indemnify, hold harmless and defend IRTH (and its and their directors, officers, employees, and agents) against any and all damages, costs, expenses, settlements and other liabilities (including reasonable attorneys' fees and costs) arising out of or relating to any claim, suit, action or proceeding (including, without limitation, reasonable attorneys' fees) arising from or relating to any use of the Services, including, without limitation, any reproduction, modification, distribution or other use of any deliverables, by Company or any party under license from Company (including, without limitation, any claim of infringement of third party rights or any breach of warranty), or that results from Company's bad faith, willful negligence or delivery of untrue information or statements to IRTH. If IRTH is joined in any lawsuit, subpoena or action brought against Company by any State or Federal agency, Company agrees to indemnify IRTH per this section 5.3.

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5.3. Notice; Cooperation; Control. A party ("Indemnifying party") shall not be obligated to indemnify, hold harmless and defend the other party ("Indemnified Party") hereunder unless (and only to the extent) the Indemnified Party (a) promptly notifies the Indemnifying Party of any such claim, suit, action or proceeding for which indemnification is sought (provided that any failure to provide such notice shall not diminish Indemnifying Part's obligations under this Section 5 unless, and only to the extent that, the Indemnifying Party is materially prejudiced as a result of any such failure to provide such prompt notice); (b) provides reasonable cooperation to the Indemnifying Party at the Indemnifying Party's expense; and (c) allows the Indemnifying Party to control the defense and any settlement of such claim, suit, action or proceeding, provided that (i) the Indemnified Party may, at its option expense, participate and appear with the Indemnifying Party in such claim, suit, action or proceeding and (ii) neither party may settle any such claim, suit, action or proceeding without the other party's prior written approval, which will not be unreasonably withheld or delayed

6. LIMITATION OF LIABILITY

6.1.        TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OF DATA OR INTERRUPTION OF BUSINESS) ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES), EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, HOWEVER CAUSED, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY,

6.2.        NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY OR THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITATION OF LIABILITY OR LIMITED REMEDY, IRTH'S ENTIRE AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS ARISING UNDER OR RELATING TO SECTION 4.1 (LIMITED WARRANTY) AND/OR SECTION 5.1 (INDEMNIFICATION BY IRTH), UNDER ANY LEGAL THEORY (WHETHER IN CONTRACT, TORT, INDEMNITY OR OTHERWISE), SHALL NOT EXCEED THE AMOUNT PAID BY COMPANY TO IRTH UNDER THIS AGREEMENT.

7. TERM AND TERMINATION

7.1. Term Except as hereinafter provided, this Agreement shall commence on the date first set forth above and, unless sooner terminated as provided in this Agreement, shall continue thereafter in full force and effect for twelve (12) months. Notwithstanding Section 7.1.1, IRTH may terminate this Agreement immediately if (a) Company fails to make when due any payments to IRTH under this Agreement; (b) if IRTH determines, in its sole discretion, that Company has failed to provide complete and accurate information necessary for IRTH to perform the Services, or that Company is acting or has acted in a manner that damages or could potentially damage IRTH's reputation in the business community, or (c) if Company (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) is declared insolvent or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; (iv) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors, provided that, in the case of an involuntary proceeding, the proceeding is not dismissed with prejudice within sixty (60) days after the institution thereof; or (v) if Company becomes the subject of a Federal, State, SEC or FINRA investigation into its business practices, accounting or officers and directors. If IRTH terminates this Agreement in accordance with this Section 7.1, then the license granted to Company pursuant to Section 3 immediately terminate. The twelve (12) month term of this Agreement shall be deemed automatically renewed unless the Company gives notice to IRTH of an intention to terminate at the expiration of the original term. The notice must be in writing, received by IRTH at least thirty (30) days prior to the end of the term, and specifically address the automatic renewal provision of this Agreement. As compensation for the renewal term, the Company shall pay IRTH a monthly non-refundable retainer of US $7,500 (Seven Thousand Five Hundred Dollars). This retainer amount is to be paid upon the first day of the renewal term of the Agreement, followed by eleven (11) consecutive monthly payments in the amount of $7,500 (Seven Thousand Five Hundred Dollars) to be paid on the corresponding day of this Agreement, every 30 days. The Company shall also issue or cause to be issued to IRTH and/or its assignee(s), as a single one-time payment of renewal retainer shares, $100,000 (One Hundred Thousand Dollars) worth of shares of the Company's common stock; which shares shall be "Restricted Securities" pursuant to the provisions of Rule 144 as discussed in Section 2 of this Agreement. The amount of these additional renewal retainer shares shall be determined by dividing $100,000 by the average closing price of the Company common stock on its principal exchange for the 10 (ten) trading days immediately prior to the first day of the renewal term ("renewal date") and such amount of shares shall be delivered to IRTH within 30 days of renewal date.

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7.1.1 Company may terminate this Agreement, upon an aggregate thirty (30) business days' prior written notice and opportunity for IRTH to cure, if IRTH breaches any material term of this Agreement.

7.2. Effect of Termination.

7.2.1 Termination of Rights and Obligations; Return of Property. Upon any termination of this Agreement, all obligations and rights hereunder shall terminate, except to the extent otherwise provided in this Agreement. Within ten (10) business days after any such termination of this Agreement, each party shall return to the other party, or destroy all copies or portions of, all of the other party's properly. At either party's request, the other party shall furnish to the requesting parly an affidavit signed by an officer of the other party certifying that, to the best of its knowledge, such delivery or destruction has been fully effected.

7.2.2         No Waiver or Release. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party's obligations under this Agreement. Neither party will be liable to the other for damages of any kind, which arise solely as a result of terminating this Agreement in accordance with its terms; and, termination of this Agreement by a party will be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

7.2.3         Survival. The provisions of Sections 1.4, 2.2, 3 (except as provided in Section 7.1.1), 4.1, 5, 6, 7, 8 and 9 shall survive any termination of this Agreement.

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8. GOVERNING LAW

This agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

9. GENERAL PROVISIONS.

9.1              Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the forgoing, in ihe event of the reorganization of either party to this Agreement into another entity of whatsoever kind in any jurisdiction during the term of this Agreement, the parties agree that this Agreement shall be automatically assigned (and shall not be subject to the consent of any party) to such new entity without addition or diminishment of such Agreement's terms or conditions.

9.2               Complete Agreement. This Agreement constitutes the complete and exclusive statement of agreement between the parties with respect to the subject matter herein and replaces and supersedes all prior written and orai agreements or statements by and between the parties. No representation, statement, condition or warranty not contained in such agreements will be binding on the parties or have any force or effect whatsoever,

9.3                Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

9.4               Notice. Any notice or other communication pursuant hereto shall be given to a party at its address first set forth above by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

9.5                   Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives of the parties as of the date hereof.

COMPANY	IRTH Communications, LLC
Co-Signer, Inc. 6250 Mountain Vista Street, Suite C1 Henderson, NV 89014	IRTH Communications, LLC 520 Broadway, Suite 350 #111 Santa Monica, CA 90401
By: /s/ Darren M. Magot	By: /s/ Robert Haag
Darren M. Magot	Robert Haag
Title: Interim CEO	Title: Managing Partner
Date: October 28, 2013	Date: October 25, 2013

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